SWIFT ENERGY ANNOUNCES PROMOTION OF SENIOR EXECUTIVES
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HOUSTON,  November 9, 2004 -- Swift Energy Company (NYSE:  SFY) announced  today that Bruce H. Vincent has been appointed President of the Company. Additionally, Alton D. Heckaman has been promoted to Executive Vice President and Chief Financial Officer, and Victor R. Moran has been named Senior Vice President - Compliance.

Mr. Vincent has served Swift Energy in a variety of strategic positions for the last 15 years, most recently as Executive Vice President - Corporate Development. He will continue to serve as Secretary of the Company and as President of Swift Energy International. Prior to joining the Company in 1990, Mr. Vincent held a number of senior management positions in both industry and financial institutions.

Alton D. Heckaman, Jr. joined the Company in 1982, most recently serving as Senior Vice President and Chief Financial Officer and prior to that as Vice President and Controller. Mr. Heckaman is also a Certified Public Accountant.

Mr. Moran joined the Company in 1992 and was named Senior Vice President - Energy Marketing and Business Development in August 2000. He has served in a number of capacities with the Company in the energy marketing and business development areas over the last 12 years. Terry Swift, CEO of Swift Energy, commented, "The appointment of Bruce Vincent as President, Alton Heckaman as Executive Vice President and Victor Moran as our Chief Compliance Officer will provide newly energized strategic leadership for our Company. Bruce Vincent combines exceptional leadership skills with enthusiasm to accomplish our corporate mission. Bruce has a true ability to recognize and capture opportunities for shareholder growth. Alton Heckaman's financial group has consistently delivered reliable and useable financial data to the marketplace for our shareholders over many years. Alton's honest, hard driving, professional performance sets an example for all. Victor Moran's initiative is always focused and complemented by his high level of integrity. Through his fair and honest approach, Victor has demonstrated his ability to manage and lead in challenging situations. The promotions of these senior officers demonstrate our commitment to build and further develop our management team."

Celebrating its 25th Anniversary this year, Swift Energy Company was founded in 1979 with its headquarters in Houston, Texas. Swift Energy engages in developing, exploring, acquiring and operating oil and gas properties, with a

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focus on onshore and inland waters oil and natural gas reserves in Louisiana and
Texas and onshore oil and natural gas reserves in New Zealand. The Company has consistently shown long-term growth in its proved oil and gas reserves, production and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.

This  material  includes  "forward-looking  statements"  within  the  meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission.

                     CONTACT: Swift Energy Company, Houston
               Scott A. Espenshade, 281-874-2700 or 800-777-2412
              16825 Northchase Drive, Suite 400, Houston TX 77060
                              www.swiftenergy.com